Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2017 RESULTS AND INCREASED ANNUAL COMMON STOCK DIVIDEND TARGET BY 6% FOR 2018
Updates 2017 earnings guidance and provides 2018 earnings guidance and forecasted 2017 - 2026 capital expenditures

MADISON, Wis. - November 2, 2017 - Alliant Energy Corporation (NYSE: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) from continuing operations for the three months ended September 30 as follows:

	GAAP EPS from		Adjusted (non-GAAP) EPS
	Continuing Operations		from Continuing Operations
	2017	2016	2017	2016
Utilities, ATC Investment and Corporate Services	$0.78	$0.82	$0.80	$0.82
Non-regulated and Parent	(0.05)	(0.25)	(0.05)	(0.02)
Alliant Energy Consolidated	$0.73	$0.57	$0.75	$0.80

“This quarter, we continued to produce solid financial and operational results. With three quarters of the year behind us, I am pleased to report that our anticipated non-GAAP temperature normalized earnings for fiscal year 2017 are in line with the original midpoint of our 2017 earnings guidance. However, taking into account year-to-date temperatures, which resulted in an estimated $0.06 per share of lower earnings, we are updating 2017 adjusted earnings per share guidance to a midpoint of $1.93,” said Patricia Kampling, Alliant Energy Chairman, President and CEO. “Looking forward to next year, I am pleased to announce the Board of Directors has approved a 6% increase to our annual common stock dividend target. The 2018 annual common stock dividend target is $1.34 per share.”

Utilities, ATC Investment and Corporate Services - Alliant Energy’s Utilities, American Transmission Company (ATC) Investment and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.78 per share of GAAP EPS from continuing operations in the third quarter of 2017, which was $0.04 per share lower than the third quarter of 2016. The primary drivers of lower EPS were estimated temperature impacts on retail electric and gas sales, higher depreciation expense and higher energy efficiency cost recovery amortization at Wisconsin Power and Light Company (WPL). These items were partially offset by higher margins resulting from Interstate Power and Light Company’s (IPL) interim retail electric base rate increase implemented in April 2017 and WPL’s retail electric and gas base rate increases implemented in January 2017.

Non-regulated and Parent - Alliant Energy’s Non-regulated and Parent operations generated ($0.05) per share of GAAP EPS from continuing operations in the third quarter of 2017, which was an improvement of $0.20 per share compared to the third quarter of 2016. The primary driver of the higher EPS was asset valuation charges related to the Franklin County wind farm in the third quarter of 2016.

Earnings Adjustments - Non-GAAP EPS for the three and nine months ended September 30, 2017 excludes charges of $0.02 per share related to the write-down of regulatory assets due to the proposed IPL electric rate review settlement. Non-GAAP EPS for the three and nine months ended September 30, 2016 excludes asset valuation charges of $0.23 per share related to the Franklin County wind farm. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Temperature Impacts to Non-GAAP EPS from Continuing Operations - The estimated year-to-date impact of temperatures on 2017 non-GAAP EPS from continuing operations, compared to normal temperatures, is a $0.06 per share loss. The temperature normalized non-GAAP EPS from continuing operations guidance for the full year 2017 is $1.99.

Details regarding GAAP EPS from continuing operations variances between the third quarters of 2017 and 2016 for Alliant Energy are as follows:

	Q3 2017	Q3 2016	Variance
Utilities, ATC Investment and Corporate Services:
Higher margins from IPL interim retail electric base rate increase	$0.09	$—	$0.09
Higher depreciation expense			(0.04)
Estimated temperature impact on retail electric and gas sales	(0.02)	0.02	(0.04)
Allowance for funds used during construction related to the Marshalltown Generating Station in 2016	—	0.03	(0.03)
Higher margins from WPL retail electric and gas base rate increases	0.02	—	0.02
Lower income tax expense at IPL due to Iowa rate-making practices			0.02
Higher energy efficiency cost recovery amortization at WPL	(0.01)	0.01	(0.02)
Write-down of regulatory assets due to the proposed IPL electric rate review settlement	(0.02)	—	(0.02)
Charges related to cancelled software projects in 2017	(0.02)	—	(0.02)
Total Utilities, ATC Investment and Corporate Services			($0.04)
Non-regulated and Parent:
Asset valuation charges for Franklin County wind farm in 2016	$—	($0.23)	$0.23
Other (primarily related to timing of income tax expense, including impacts of tax benefit rider)			(0.03)
Total Non-regulated and Parent			$0.20

Higher margins from IPL interim retail electric base rate increase - In April 2017, IPL filed a request with the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric customers. The request was based on a 2016 historical Test Year as adjusted for certain known and measurable changes occurring up to 12 months after the commencement of the proceeding. An interim retail electric rate increase of $102 million, on an annual basis, was implemented effective April 13, 2017.

Higher margins from WPL retail electric and gas base rate increases - In December 2016, WPL received an order from the Public Service Commission of Wisconsin authorizing WPL to implement an increase in annual retail electric and gas rates of $9 million, each. The retail electric rate increase is comprised of a $60 million retail electric base rate increase and a $51 million monitored fuel-related cost decrease. Effective January 1, 2017, WPL no longer has winter rates that are lower than summer rates. Thus, the quarter-over-quarter variances resulting from the retail electric base rate increase will be smaller during the summer quarters compared to the winter quarters.

Write-down of regulatory assets due to the proposed IPL electric rate review settlement - In September 2017, IPL filed a proposed partial settlement agreement in its 2016 historical Test Year electric rate review. The proposed settlement includes a revenue requirement of $130 million. This settlement resulted in one-time charges associated with certain regulatory assets that were not fully included in the revenue requirement.

Asset valuation charges for Franklin County wind farm in 2016 - Based on an evaluation of the strategic options for the Franklin County wind farm performed in the third quarter of 2016, Alliant Energy concluded, as of September 30, 2016, it was probable the Franklin County wind farm would be transferred to IPL. As a result, Alliant Energy performed an impairment analysis of such assets in the third quarter of 2016 and recorded non-cash pre-tax asset valuation charges of $86 million in the third quarter of 2016. In April 2017, the Franklin County wind farm was transferred to IPL.

2017 Earnings Guidance

Alliant Energy is updating its EPS guidance for 2017 as follows. The midpoint of the 2017 EPS guidance has been reduced by $0.06 per share to reflect lower earnings from temperature impacts on retail electric and gas sales during the first nine months of 2017.

	Revised	Previous
Utilities, ATC Investment and Corporate Services	$1.88 - $1.94	$1.90 - $2.02
Non-regulated and Parent	0.01 - 0.03	0.02 - 0.04
Alliant Energy Consolidated	$1.89 - $1.97	$1.92 - $2.06

Drivers for Alliant Energy’s 2017 earnings guidance include, but are not limited to:

•	Ability of IPL and WPL to earn their authorized rates of return

•	Stable economy and resulting implications on utility sales

•	Normal temperatures for the remainder of the year in its utility service territories

•	Continuing cost controls and operational efficiencies

•	Execution of IPL’s and WPL’s capital expenditure and financing plans

•	Consolidated effective tax rate of 15%

The 2017 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits (such as the write-down of regulatory assets of $0.02 per share due to the proposed IPL electric rate review settlement in the third quarter of 2017), reorganizations or restructurings, discontinued operations, further impacts from anticipated changes to ATC LLC’s authorized return on equity, future changes in laws or regulations including potential tax reform, adjustments made to deferred tax assets and liabilities from valuation allowances and organizational structure changes, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

2018 Earnings Guidance

Alliant Energy is issuing the following EPS guidance for 2018:

Utilities and Corporate Services	$1.92 - $2.04
ATC Investment, Non-regulated and Parent	0.12 - 0.14
Alliant Energy Consolidated	$2.04 - $2.18

Drivers for Alliant Energy’s 2018 earnings guidance include, but are not limited to:

•	Ability of IPL and WPL to earn their authorized rates of return

•	Stable economy and resulting implications on utility sales

•	Normal temperatures in its utility service territories

•	Continuing cost controls and operational efficiencies

•	Execution of IPL’s and WPL’s capital expenditure and financing plans

•	Consolidated effective tax rate of 24%

The 2018 projected earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, discontinued operations, further impacts from anticipated changes to ATC LLC’s authorized return on equity, future changes in laws or regulations including potential tax reform, adjustments made to deferred tax assets and liabilities from valuation allowances and organizational structure changes, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“The 6% earnings growth between the midpoint of the non-GAAP temperature normalized 2017 earnings guidance and the midpoint of 2018 earnings guidance is consistent with our projected long-term annual earnings growth rate of 5 to 7%,” said Kampling. “The increase in utility investments is a major driver of the earnings growth, and was incorporated in WPL’s approved 2018 retail electric and gas base rates and is forecasted to be in IPL’s 2018 retail electric base rates based on the proposed revenue requirement settlement.”

2018 Annual Common Stock Dividend Target

Alliant Energy’s Board of Directors approved a 6% increase, or $0.08 per share, to its 2018 expected annual common stock dividend target of $1.34 per share from the current annual common stock dividend target of $1.26 per share. Payment of the 2018 quarterly dividend is subject to the actual dividend declaration by the Board of Directors, which is expected in January 2018 for the first quarter dividend.

Projected Capital Expenditures

Alliant Energy has updated its projected capital expenditures for 2017 through 2021, which total $6.9 billion, as follows (in millions). In addition, Alliant Energy currently projects aggregate capital expenditures of $5.0 billion for 2022 through 2026. The projected capital expenditures exclude AFUDC and capitalized interest, if applicable. Cost estimates represent Alliant Energy’s estimated portion of total escalated construction expenditures.

	2017	2018	2019	2020	2021
Generation:
Renewable Projects	$180	$655	$850	$140	$85
West Riverside Energy Center	235	225	90	10	—
Marshalltown Generation Station	30	—	—	—	—
Other	220	140	95	150	140
Distribution:
Electric systems	480	440	435	485	560
Gas systems	130	130	95	90	115
Other	210	130	110	125	100
Total Capital Expenditures	$1,485	$1,720	$1,675	$1,000	$1,000

Earnings Conference Call

A conference call to review the third quarter 2017 results, updated 2017 earnings guidance, 2018 earnings guidance, 2018 common stock dividend target, and projected capital expenditures for 2017 - 2026 is scheduled for Friday, November 3rd at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Patricia Kampling and Vice President, Chief Financial Officer and Treasurer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 719-457-1036 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through November 10, 2017, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 960,000 electric and 410,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax (including potential tax reform), financial and health care legislation, and regulatory agency orders;

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, earning a return on rate base additions and the recovery of costs, including fuel costs, operating costs, transmission costs, environmental compliance and remediation costs, deferred expenditures, deferred tax assets, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of IPL’s pending retail electric base rate review;

•	weather effects on results of utility operations;

•	the impact of the economy in IPL’s and WPL’s service territories and the resulting impacts on sales volumes, margins and the ability to collect unpaid bills;

•
the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;

•	developments that adversely impact the ability to implement the strategic plan;

•	the ability to qualify for the full level of production tax credits on planned new wind farms and the impact of changes to production tax credits for existing wind farms;

•
issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;

•	disruptions in the supply and delivery of natural gas, purchased electricity and coal;

•	changes in the price of delivered natural gas, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;

•	impacts on equity income from unconsolidated investments due to further potential changes to ATC LLC’s authorized return on equity;

•
issues associated with environmental remediation and environmental compliance, including compliance with the Consent Decree between WPL, the U.S. Environmental Protection Agency (EPA) and the Sierra Club, the Consent Decree between IPL, the EPA, the Sierra Club, the State of Iowa and Linn County in Iowa, the Coal Combustion Residuals Rule, the Clean Power Plan, future changes in environmental laws and regulations, including the EPA’s regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;

•
the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•	impacts that storms or natural disasters in IPL’s and WPL’s service territories may have on their operations and recovery of costs associated with restoration activities;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations;

•
impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures and allocation of mixed service costs, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;

•	risks associated with non-regulated renewable investments;

•
any material post-closing adjustments related to any past asset divestitures, including the sales of IPL’s Minnesota electric and natural gas assets, and Whiting Petroleum Corporation, which could result from, among other things, warranties, parental guarantees or litigation;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	changes in technology that alter the channels through which electric customers buy or utilize electricity;

•	material changes in employee-related benefit and compensation costs;

•	the effect of accounting standards issued periodically by standard-setting bodies;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and

•	factors listed in the “2017 Earnings Guidance” and “2018 Earnings Guidance” sections of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), including the section therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2017 and 2018 earnings guidance, 2018 annual common stock dividend target and 2017-2026 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include the use of (1) income from continuing operations and EPS from continuing operations for the three and nine months ended September 30, 2017 excluding the write-down of regulatory assets due to the proposed IPL electric rate review settlement; and (2) income from continuing operations and EPS from continuing operations for the three and nine months ended September 30, 2016 excluding asset valuation charges related to the Franklin County wind farm. Alliant Energy believes these non-GAAP financial measures are useful to investors because they provide an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income from continuing operations, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL, excluding ATC Investment; ATC Investment; Corporate Services; utilities, ATC Investment and Corporate Services; and non-regulated and parent EPS from continuing operations for the three and nine months ended September 30, 2017 and 2016. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release also includes temperature-normalized non-GAAP EPS from continuing operations guidance for the year ended December 31, 2017. Alliant Energy believes this non-GAAP guidance measure is useful to investors because the measure facilitates period-to-period comparison of Alliant Energy’s operating performance and provides investors with information on a basis consistent with measures that management uses to assess Alliant Energy’s earnings growth rate.

The tax impact adjustments represent the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the estimated consolidated statutory tax rate.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the earnings summaries that follow, and in the case of temperature normalized non-GAAP EPS from continuing operations guidance, in the press release above.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three months ended September 30:

EPS:	Three Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2017	2016	2017	2016	2017	2016
IPL	$0.52	$0.50	$0.02	$—	$0.54	$0.50
WPL, excluding ATC Investment	0.22	0.28	—	—	0.22	0.28
ATC Investment	0.03	0.02	—	—	0.03	0.02
Corporate Services	0.01	0.02	—	—	0.01	0.02
Subtotal for Utilities, ATC Investment and Corporate Services	0.78	0.82	0.02	—	0.80	0.82
Non-regulated and Parent	(0.05)	(0.25)	—	0.23	(0.05)	(0.02)
Alliant Energy Consolidated	$0.73	$0.57	$0.02	$0.23	$0.75	$0.80

Earnings (in millions):	Three Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2017	2016	2017	2016	2017	2016
IPL	$120.4	$114.1	$5.5	$—	$125.9	$114.1
WPL, excluding ATC Investment	49.8	64.1	—	—	49.8	64.1
ATC Investment	6.1	5.5	—	—	6.1	5.5
Corporate Services	3.4	3.0	—	—	3.4	3.0
Subtotal for Utilities, ATC Investment and Corporate Services	179.7	186.7	5.5	—	185.2	186.7
Non-regulated and Parent	(10.9)	(57.9)	—	51.3	(10.9)	(6.6)
Earnings from continuing operations	168.8	128.8	5.5	51.3	174.3	180.1
Loss from discontinued operations	—	(0.4)	—	—	—	(0.4)
Alliant Energy Consolidated	$168.8	$128.4	$5.5	$51.3	$174.3	$179.7

Adjusted, or non-GAAP, earnings for the three months ended September 30 do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP (Income) Loss Adjustments (in millions)		Non-GAAP EPS Adjustments
	2017	2016	2017	2016
Utilities, ATC Investment and Corporate Services:
Write-down of regulatory assets due to the proposed IPL electric rate review settlement	$9.1	$—	$0.04	$—
Subtotal for Utilities, ATC Investment and Corporate Services	9.1	—	0.04	—
Non-regulated and Parent:
Asset valuation charges for Franklin County wind farm	—	86.4	—	0.38
Subtotal for Non-regulated and Parent	—	86.4	—	0.38
Income tax impacts from items above	(3.6)	(35.1)	(0.02)	(0.15)
Total Alliant Energy Consolidated	$5.5	$51.3	$0.02	$0.23

The following tables provide a summary of Alliant Energy’s results for the nine months ended September 30:

EPS:	Nine Months
	GAAP EPS		Adjustments		Non-GAAP EPS
	2017	2016	2017	2016	2017	2016
IPL	$0.87	$0.84	$0.02	$—	$0.89	$0.84
WPL, excluding ATC Investment	0.58	0.63	—	—	0.58	0.63
ATC Investment	0.09	0.08	—	—	0.09	0.08
Corporate Services	0.05	0.04	—	—	0.05	0.04
Subtotal for Utilities, ATC Investment and Corporate Services	1.59	1.59	0.02	—	1.61	1.59
Non-regulated and Parent	(0.01)	(0.22)	—	0.23	(0.01)	0.01
EPS from continuing operations	1.58	1.37	0.02	0.23	1.60	1.60
EPS from discontinued operations	0.01	(0.01)	—	—	0.01	(0.01)
Alliant Energy Consolidated	$1.59	$1.36	$0.02	$0.23	$1.61	$1.59

Earnings (in millions):	Nine Months
	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2017	2016	2017	2016	2017	2016
IPL	$200.4	$191.6	$5.5	$—	$205.9	$191.6
WPL, excluding ATC Investment	133.4	143.1	—	—	133.4	143.1
ATC Investment	19.7	17.2	—	—	19.7	17.2
Corporate Services	9.9	8.8	—	—	9.9	8.8
Subtotal for Utilities, ATC Investment and Corporate Services	363.4	360.7	5.5	—	368.9	360.7
Non-regulated and Parent	(1.3)	(49.9)	—	51.3	(1.3)	1.4
Earnings from continuing operations	362.1	310.8	5.5	51.3	367.6	362.1
Income (loss) from discontinued operations	1.4	(2.0)	—	—	1.4	(2.0)
Alliant Energy Consolidated	$363.5	$308.8	$5.5	$51.3	$369.0	$360.1

Adjusted, or non-GAAP, earnings for the nine months ended September 30 do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP (Income) Loss Adjustments (in millions)		Non-GAAP EPS Adjustments
	2017	2016	2017	2016
Utilities, ATC Investment and Corporate Services:
Write-down of regulatory assets due to the proposed IPL electric rate review settlement	$9.1	$—	$0.04	$—
Subtotal for Utilities, ATC Investment and Corporate Services	9.1	—	0.04	—
Non-regulated and Parent:
Asset valuation charges for Franklin County wind farm	—	86.4	—	0.38
Subtotal for Non-regulated and Parent	—	86.4	—	0.38
Income tax impacts from items above	(3.6)	(35.1)	(0.02)	(0.15)
Total Alliant Energy Consolidated	$5.5	$51.3	$0.02	$0.23

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in millions, except per share amounts)
Operating revenues:
Electric utility	$840.6	$864.3	$2,199.1	$2,209.1
Gas utility	45.8	39.5	262.7	248.7
Other utility	11.2	9.4	34.4	35.0
Non-regulated	9.3	11.4	29.9	30.2
	906.9	924.6	2,526.1	2,523.0
Operating expenses:
Electric production fuel and purchased power	222.6	245.9	614.7	646.3
Electric transmission service	121.0	138.6	363.3	396.8
Cost of gas sold	15.0	12.5	135.5	132.3
Other operation and maintenance:
Energy efficiency costs	15.5	11.6	53.0	36.0
Asset valuation charges for Franklin County wind farm	—	86.4	—	86.4
Other	153.6	137.0	414.1	402.2
Depreciation and amortization	120.7	104.1	342.7	308.7
Taxes other than income taxes	27.0	25.9	79.1	77.2
	675.4	762.0	2,002.4	2,085.9
Operating income	231.5	162.6	523.7	437.1
Interest expense and other:
Interest expense	53.9	48.8	159.0	144.8
Equity income from unconsolidated investments, net	(10.1)	(9.2)	(32.9)	(28.8)
Allowance for funds used during construction	(9.6)	(15.8)	(36.7)	(44.3)
Interest income and other	(0.2)	(0.1)	(0.4)	(0.3)
	34.0	23.7	89.0	71.4
Income from continuing operations before income taxes	197.5	138.9	434.7	365.7
Income taxes	26.1	7.5	64.9	47.2
Income from continuing operations, net of tax	171.4	131.4	369.8	318.5
Income (loss) from discontinued operations, net of tax	—	(0.4)	1.4	(2.0)
Net income	171.4	131.0	371.2	316.5
Preferred dividend requirements of IPL	2.6	2.6	7.7	7.7
Net income attributable to Alliant Energy common shareowners	$168.8	$128.4	$363.5	$308.8
Weighted average number of common shares outstanding (basic and diluted)	231.0	227.2	229.2	227.0
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted):
Income from continuing operations, net of tax	$0.73	$0.57	$1.58	$1.37
Income (loss) from discontinued operations, net of tax	—	—	0.01	(0.01)
Net income	$0.73	$0.57	$1.59	$1.36
Amounts attributable to Alliant Energy common shareowners:
Income from continuing operations, net of tax	$168.8	$128.8	$362.1	$310.8
Income (loss) from discontinued operations, net of tax	—	(0.4)	1.4	(2.0)
Net income	$168.8	$128.4	$363.5	$308.8
Dividends declared per common share	$0.315	$0.29375	$0.945	$0.88125

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2017	December 31, 2016
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$9.2	$8.2
Other current assets	742.3	868.9
Property, plant and equipment, net	10,931.1	10,279.2
Investments	458.6	337.6
Other assets	1,973.7	1,879.9
Total assets	$14,114.9	$13,373.8
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$105.2	$4.6
Commercial paper	390.3	244.1
Other short-term borrowings	95.0	—
Other current liabilities	879.6	913.3
Long-term debt, net (excluding current portion)	4,255.1	4,315.6
Other liabilities	4,035.5	3,834.2
Equity:
Alliant Energy Corporation common equity	4,154.2	3,862.0
Cumulative preferred stock of Interstate Power and Light Company	200.0	200.0
Total equity	4,354.2	4,062.0
Total liabilities and equity	$14,114.9	$13,373.8

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(in millions)
Cash flows from operating activities	$883.4	$654.0
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(909.7)	(743.6)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(139.7)	(43.3)
Other	(22.9)	15.1
Net cash flows used for investing activities	(1,072.3)	(771.8)
Cash flows from financing activities:
Common stock dividends	(215.7)	(199.8)
Proceeds from issuance of common stock, net	143.2	20.4
Proceeds from issuance of long-term debt	—	300.0
Net change in short-term borrowings	281.2	78.5
Other	(18.8)	(2.4)
Net cash flows from financing activities	189.9	196.7
Net increase in cash and cash equivalents	1.0	78.9
Cash and cash equivalents at beginning of period	8.2	5.8
Cash and cash equivalents at end of period	$9.2	$84.7

KEY FINANCIAL AND OPERATING STATISTICS

	September 30, 2017	September 30, 2016
Common shares outstanding (000s)	231,204	227,500
Book value per share	$17.97	$16.96
Quarterly common dividend rate per share	$0.315	$0.29375

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Utility electric sales (000s of megawatt-hours)
Residential	1,925	2,091	5,226	5,518
Commercial	1,705	1,771	4,796	4,904
Industrial	2,889	2,855	8,146	8,013
Industrial - co-generation customers	203	218	683	704
Retail subtotal	6,722	6,935	18,851	19,139
Sales for resale:
Wholesale	883	1,120	2,792	3,025
Bulk power and other	507	151	772	347
Other	22	24	72	75
Total	8,134	8,230	22,487	22,586
Utility retail electric customers (at September 30)
Residential	810,753	806,544
Commercial	141,772	140,687
Industrial	2,615	2,503
Total	955,140	949,734
Utility gas sold and transported (000s of dekatherms)
Residential	1,273	1,397	16,317	17,317
Commercial	1,777	1,972	12,428	13,194
Industrial	694	557	2,226	2,209
Retail subtotal	3,744	3,926	30,971	32,720
Transportation / other	19,787	20,302	54,849	61,615
Total	23,531	24,228	85,820	94,335
Utility retail gas customers (at September 30)
Residential	365,291	363,242
Commercial	44,242	44,098
Industrial	376	361
Total	409,909	407,701

Estimated margin increases (decreases) from impacts of temperatures (in millions) -
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Electric margins	($8)	$11	($17)	$10
Gas margins	(1)	(1)	(6)	(4)
Total temperature impact on margins	($9)	$10	($23)	$6

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Normal	2017	2016	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	75	39	137	3,618	3,759	4,281
Madison, Wisconsin (WPL)	138	49	169	4,025	4,135	4,534
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	485	651	519	729	948	736
Madison, Wisconsin (WPL)	396	570	462	568	771	639

(a)
HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.